Exhibit 99.1

City National Corporation Increases Stock Repurchase Authorization, Declares Regular Quarterly Dividend

LOS ANGELES, Oct 23, 2002 (BUSINESS WIRE)—The board of directors of City National Corporation (NYSE:CYN) today authorized an increase of 1 million shares to the corporation's current stock repurchase program.

The current program, which was approved on October 26, 2000, authorized City National to repurchase as many as 1 million shares. Since then, the corporation has repurchased 722,600 shares, including 228,600 shares (at an average price of $45.53) during October of this year. The corporation is still authorized to buy back the remaining 277,400 shares in addition to the authorization announced today.

"This additional commitment to repurchase shares is an important element of City National's longstanding capital management program," said Chief Executive Officer Russell Goldsmith. "Since 1995, pursuant to our stock repurchase programs, we have bought back nearly 8 million shares of City National stock."

Shares will be repurchased from time to time in open market transactions, and are expected to be used for employee stock options, possible future acquisitions and other general purposes. City National Corporation had 50,163,305 shares outstanding on September 30, 2002.

City National's board of directors also announced a common stock cash dividend of $0.195 per share for the third quarter of 2002, payable on November 18, 2002 to stockholders of record on November 6, 2002.

About City National

City National Corporation is a financial services company with $11.3 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(R), City National provides banking, investment and trust services through 54 offices, including 11 full-service regional centers, in Southern California and the San Francisco Bay Area. The company has more than $19 billion in investment and trust assets under management

CONTACT:	City National Corporation Frank Pekny, 310/888-6700 (Investor Contact) Frank.pekny@cnb.com Cary Walker, 213/833-4715 (Media Contact) Cary.walker@cnb.com
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